Exhibit 99.3

Shareholder Relations	NEWS RELEASE

288 Union Street, Rockland, MA 02370	Contact:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Denis K. Sheahan
Chief Financial Officer
(781) 982-6341
INDEPENDENT BANK CORP. ANNOUNCES ACCELERATED VESTING
OF CERTAIN UNVESTED EMPLOYEE STOCK OPTIONS
     Rockland, Massachusetts (December 20, 2005). Independent Bank Corp., (NASDAQ: INDB) (the “Company”), the parent of Rockland Trust Company (“Rockland Trust”), announced that on December 15, 2005 the Company’s Board of Directors voted to accelerate the vesting of certain unvested “out-of-the-money” stock options awarded to Rockland Trust employees pursuant to the Independent Bank Corp. 1997 Employee Stock Option Plan so that they immediately vested as of December 15, 2005. No other changes were made to the terms and conditions of the stock options affected by the Board vote.
     The Company decided to accelerate the vesting of certain stock options primarily to reduce the non-cash compensation expense that would otherwise be expected to be recorded in conjunction with the Company’s required adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”) in 2006. SFAS 123R, which becomes effective for the Company on January 1, 2006, is an accounting rule that requires companies to record compensation expense over a stock option’s vesting period, even if the exercise price of a stock option exceeds the current market value of the company’s common stock.
     The December 15, 2005 Board vote approved the acceleration and immediate vesting of all unvested options with an exercise price of $31.44 or greater per share. As a consequence of the Board vote, options to purchase 135,549 shares of Independent Bank Corp.’s common stock became exercisable immediately. The average of the high price and low price at which the Company’s common stock traded on December 15, 2005, the date of the Board vote, was $28.895 per share. The Company estimates that, as a result of this accelerated vesting, approximately $710,000 of 2006 non-cash compensation expense and $8,000 of 2007 non-cash compensation expense will be eliminated that would otherwise have been recognized in the Company’s earnings.
     Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $3.0 billion in assets. Rockland Trust Company is a full-service community bank serving southeastern Massachusetts and Cape Cod. To find out more about the products and services available at Rockland Trust Company, please visit our website at www.RocklandTrust.com.
     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.